FOR MORE INFORMATION:
Company Contact
Michael R. Cox
Chief Financial Officer
Phone:  765.497.5829
mcox@BASInc.com

Agency Contact
Neil Berkman
Berkman Associates
Phone:  310.477.3118
info@berkmanassociates.com

Bioanalytical Systems, Inc. Delivers Revenue and Earnings Growth
For the Third Quarter and First Nine Months of Fiscal 2011

WEST LAFAYETTE, Indiana -- August 9, 2011 -- Bioanalytical Systems, Inc. (Nasdaq: BASI) (BASi) announced today that revenue for the third quarter of fiscal 2011 ended June 30, 2011 increased 5.1% to $8,478,000 from $8,064,000 for the third quarter of fiscal 2010.  Net income for this year's third quarter increased 45.1% to $418,000 compared to $288,000 a year ago.  For the nine months ended June 30, 2011, revenue increased 16.9% to $24,991,000 from $21,376,000 for the first nine months of fiscal 2010.  Net income for this year's first nine months increased to $1,211,000.  This compares to a net loss for the first nine months of fiscal 2010 of $2,411,000.

In May 2011, BASi closed an oversubscribed public offering for $5,506,000 of units consisting of convertible preferred shares and warrants to purchase common shares.  Accounting for the value of the warrants and the preferred stock in the third quarter and first nine months of fiscal 2011 resulted in a one-time deemed dividend to preferred stockholders of $3,277,000, which was deducted from net earnings to compute GAAP earnings per share.  Additionally, we immediately charged $991,080, the dividends payable to the preferred stockholders, against net earnings to compute GAAP earnings per share.  This resulted in a GAAP loss per share of $0.65 and $0.58 for the third quarter and first nine months of fiscal 2011, respectively.  Excluding the deemed dividend to preferred stockholders, pro-forma diluted net income per share was $0.06 for this year's third quarter and $0.22 for this year's first nine months.  This compares to net income per diluted share of $0.06 for the third quarter of fiscal 2010 and a loss per share of $0.49 for the first nine months of fiscal 2010.  We consider the pro-forma diluted earnings per share to be a useful measure in comparing operating results of BASi because it removes the theoretical calculation for the deemed dividend.  A reconciliation of GAAP to non-GAAP financial measures is provided in the table attached to this press release.

At June 30, 2011, BASi reported cash and cash equivalents of $4,632,000, working capital of $1,802,000, total long-term obligations of $7,296,000, and shareholders' equity of $16,253,000, or $2.35 per outstanding share.  At September 30, 2010, cash and cash equivalents were $1,422,000, the working capital deficiency was $3,342,000, total long-term obligations were $7,100,000, and shareholders' equity was $10,667,000, or $2.17 per outstanding share.

Anthony Chilton, President and Chief Executive Officer, said, "R&D outsourcing and 'single molecule' biotech companies are increasingly significant factors in new drug development, which are trends we expect to continue.  So in addition to building our longstanding relationships with large pharmaceutical companies, we are promoting our services to smaller drug development companies which generally do not have the desire or the resources to build laboratory facilities or assemble staffs with the scientific and regulatory capabilities required to bring a drug candidate through the approval process.  We recently launched our Enhanced Drug Discovery services to further this strategy, using our proprietary Culex® automated  in vivo sampling and dosing technology to provide early experiments in our laboratories that previously would have been conducted in the sponsor's facilities.

"Pricing is improving, although it still lags pre-recession levels, and the volume of studies and number of samples to assay have increased steadily for us so far this year.  We also have experienced an increase in proposal opportunities and in new orders accepted, especially in our toxicology group.  These are encouraging signs that our stepped-up investment in sales and marketing is setting the stage for further growth in the years ahead."

Chilton said that based on results through the first nine months of fiscal 2011, management now expects revenue for the current fiscal year in the range of $33-34 million, compared to prior guidance of $35 million, and net earnings of $1.4 to $1.5 million, compared to prior guidance of $1.6 million.

Earnings Conference Call
BASi has scheduled a conference call at 11:00 a.m. EDT this morning.  To participate, dial 800.573.4754, passcode #85887155 five minutes before the start of the call.  A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com.  The webcast will be available for replay after 2:00 p.m. EDT, at this same Internet address.  For a telephone replay, dial 888.286.8010, passcode #77991616 after 2:00 p.m. EDT.

About Bioanalytical Systems, Inc.
BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS]

BIOANALYTICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)  (Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Service revenue	$6,737	$6,034	$19,326	$16,092
Product revenue	1,741	2,030	5,665	5,284
Total revenue	8,478	8,064	24,991	21,376

Cost of service revenue	5,043	4,538	14,544	13,863
Cost of product revenue	690	855	2,189	2,161
Total cost of revenue	5,733	5,393	16,733	16,024

Gross profit	2,745	2,671	8,258	5,352
Operating expenses:
Selling	816	589	2,275	2,057
Research and development	127	124	350	434
General and administrative	1,321	1,400	3,964	4,830
Total operating expenses	2,264	2,113	6,589	7,321

Operating income (loss)	481	558	1,669	(1,969)

Interest expense	(70)	(270)	(473)	(786)
Other income	7	—	15	—
Income (loss) before income taxes	418	288	1,211	(2,755)

Income tax benefit	—	—	—	(344)

Net income (loss)	$418	$288	$1,211	$(2,411)

Less: Deemed dividend on Series A preferred shares	(3,277)	—	(3,277)	—

Less: Preferred stock dividends	(991)	—	(991)	—

Net income (loss) attributable to common shareholders	$(3,850)	$288	$(3,057)	$(2,411)

Basic net income (loss) per share	$(0.65)	$0.06	$(0.58)	$(0.49)
Diluted net income (loss) per share	$(0.65)	$0.06	$(0.58)	$(0.49)

Weighted common shares outstanding:
Basic	5,911	4,915	5,247	4,915
Diluted	5,911	4,915	5,247	4,915

BIOANALYTICAL SYSTEMS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 30,	September 30,
	2011	2010
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$4,632	$1,422
Accounts receivable
Trade	3,712	3,670
Unbilled revenues and other	1,520	1,298
Inventories	1,647	1,673
Refundable income taxes	16	16
Prepaid expenses	652	555

Total current assets	12,179	8,634

Property and equipment, net	20,517	19,439
Goodwill	1,383	1,383
Intangible assets, net	61	84
Debt issue costs	106	123
Other assets	641	80

Total assets	$34,310	$29,743

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$1,696	$1,911
Accrued expenses	1,752	1,848
Customer advances	4,432	4,582
Income tax accruals	22	30
Revolving line of credit	1,501	1,195
Fair value of interest rate swaps	—	31
Current portion of capital lease obligation	608	524
Current portion of long-term debt	750	1,855

Total current liabilities	10,761	11,976

Capital lease obligation, less current portion	1,286	623
Long-term debt, less current portion	6,010	6,477

Shareholders' equity:
Preferred shares, authorized 1,000,000 shares, no par value:
2,135 Series A shares at 1,000 stated value issued and
outstanding at June 30, 2011 and none at September 30, 2010	2,135	—
Common shares, no par value: Authorized 19,000,000;
shares issued and outstanding 6,912,511 at
June 30, 2011 and 4,915,318 at September 30, 2010	1,690	1,191
Additional paid-in capital	19,370	13,357
Accumulated deficit	(7,038)	(3,981)
Accumulated other comprehensive income	96	100

Total shareholders' equity	16,253	10,667

Total liabilities and shareholders' equity	$34,310	$29,743

BIOANALYTICAL SYSTEMS, INC.
PRO-FORMA NET INCOME PER SHARE
(In thousands, except share amounts)

	Three Months Ended	Nine Months Ended
	June 30,	June 30,
	2011	2011

Basic net income (loss):

Net income	$418	$1,211
Less: Deemed dividend for Series A Preferred Shares	(3,277)	(3,277)
Less: Preferred dividends	(991)	(991)
Net loss applicable to common shareholders	$(3,850)	$(3,057)

Pro forma basic net income per share:

GAAP net loss applicable to common shareholders	$(3,850)	$(3,057)
Plus: Deemed dividend for Series A Preferred Shares	3,277	3,277
Pro forma net income (loss) applicable to common shareholders	$(573)	$220

GAAP weighted average common shares outstanding	5,911	5,247

Pro forma basic net income (loss) per share	$(0.10)	$0.04

Pro forma diluted net income per share:

Pro forma net income (loss) applicable to common shareholders	$(573)	$220
Plus: Preferred dividends	991	991
Total	$418	$1,211

GAAP diluted weighted average common shares outstanding	5,911	5,247

Plus: Incremental shares from assumed conversions
Series A preferred shares	841	280
Warrants	124	—
Stock options	92	90

Pro forma diluted weighted average common shares outstanding	6,968	5,617

Pro forma diluted net income per share	$0.06	$0.22